Exhibit 10.3

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (“Agreement”) is made effective as of August 5, 2002  by and between Alternative Resources Corporation, (the “Company”) and Robert Stanojev (the “Director”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I

AGREEMENT TO SERVE AS DIRECTOR

AND CHAIRMAN OF THE BOARD

The Company’s Board of Directors has elected Director as an additional member of the Board of Directors of the Company and further elected him as non-executive Chairman of the Board, having the duties described in the bylaws of the Company and the additional duties and responsibilities described in this Agreement.  Director agrees to serve in these roles in accordance with the terms of this Agreement until his resignation or removal as Chairman.

SECTION II

POSITION AND RESPONSIBILITIES

Director shall serve as consultant and counselor to the Board of Directors and to the Chief Executive Officer of the Company.  In that capacity, he shall be responsible to jointly develop with the Chief Executive Officer the Company strategy (subject, where appropriate, to the approval of the Board of Directors), facilitate the communication between the Chief Executive Officer and the Board of Directors, and to fulfill a leading role in the Board of Directors’ direction and supervision of the Chief Executive Officer. Director shall participate with and assist the Chief Executive Officer in the selection and hiring of management who report directly to the Chief Executive Officer.  Director shall also participate in outreach to prospective strategic partners and customers of the Company, and shall travel as necessary. For the first ninety (90) days of this Agreement, Director shall devote all of his business time and attention to his duties hereunder. Thereafter, Director is expected to devote from two to three days a month to his duties hereunder.

SECTION III

DIRECTORS FEES AND OPTIONS

A.            Fees

While serving as Chairman of the Board, Director shall be paid director’s fees at the rate of $100,000 per annum, payable in monthly installments.  These fees are in lieu of all other directors fees to which other directors are entitled.

B.            Options

The Company has granted to Director stock options outside of the Company’s option plans to purchase 400,000 shares of common stock of the Company with an exercise price equal to fair market value per share on the date hereof, vesting, so long as Director remains Chairman of the Board, in three annual installments of 133,333, 133,333 and 133,334 shares on the first, second and third annual anniversaries of the date hereof.

Notwithstanding the foregoing:

(i)            If  Director is removed by the Company from his position as Chairman on or prior to the ninety (90) day anniversary of the date hereof, no options shall vest, and they shall terminate.  If  Director is removed by the Company from his position as Chairman without Cause after the ninety day anniversary but prior to the first annual anniversary  of the date hereof , 133,333 shares of  this option shall become fully vested and exercisable for the 30 day post-termination period specified in the option . If  Director is removed by the Company from his position as Chairman without Cause after the first annual anniversary of the date hereof but prior to the second annual anniversary of the date hereof, 200,000 shares of this option (less the portion of this option already vested) shall become fully vested and exercisable for the 30 day post-termination period specified in the option. In the event that Director disputes and has timely submitted the determination of Cause to arbitration in accordance with this Agreement, then the period for exercise of his options provided for in this Agreement shall be suspended until the Arbitrator submits a written decision and, in the event of a determination in favor of Director, shall then run for a period of thirty (30) days after such determination.

(ii)           If there is a change in control of the Company, all of these options shall become fully vested and shall remain exercisable both during his continued position as Chairman of the Board, and, if Director’s position as Chairman of the Board is terminated or he resigns that position on or after the change in control, for the designated post-termination period specified in those options.  For purposes of this Agreement, a “change in control” of the Company shall be deemed to occur at the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate thereof) hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of more than 50% (in value) of the assets of the Company other than to a transferee in which the Company owns at least 50% of the voting stock immediately prior to the consummation of such transaction.  Solely for the purposes of this definition, the Wynnchurch Capital entities shall always be deemed to hold the shares into or for which any convertible securities and warrants held by them are convertible or exercisable, and such shares shall be deemed outstanding.

iii)            In the event of a termination of Directors’ position as Chairman for Cause at any time, the options which have not been exercised shall cancel and be nonexercisable.

The options granted above are in lieu of all entitlement to annual option grants to which nonemployee directors may be entitled under the Company’s option plans, and Executive waives and declines all rights thereto, notwithstanding any provisions in such plans to the contrary.

C.            No other Benefits/No Employment Status

Director understands that he is not an employee of the Company for any purpose and shall not be entitled to participate in any retirement, health or other benefits which are reserved to employees of the Company.  Director acknowledges that he is responsible for payment of all taxes associated with the fees and director stock options granted hereunder.

SECTION IV

BUSINESS EXPENSES

The Company will reimburse the Director for all reasonable travel and other expenses incurred by the Director in connection with the performance of his duties and responsibilities under this Agreement.  Director must support all expenditures with customary receipts and expense reports subject to review by the Company’s Chief Financial Officer.

SECTION V

TERMINATION

A.            Termination by Company.

Director serves as Chairman at the pleasure of the Board of Directors and may be removed from such position at any time by the Board of Directors with or without Cause. “Cause” means and is limited to the good faith determination by the Company’s Board of Directors that Director  (i) has breached his specific performance duties assigned to him in this Agreement which Director has not diligently commenced to cure and completed the cure of within ten days following specific written notice of the breach or (ii) has breached his fiduciary duties of loyalty to the Company

B.            Arbitration Right.

If Director disputes (by giving written notice to the Company) any determination of Cause by the Board of Directors within 15 days of being notified in writing of such a determination, then Director may within 15 days after the giving of his notice of dispute, submit the determination of whether there existed Cause for removal to arbitration in accordance with Section VII hereof, and the burden of proving Cause at such arbitration shall be on the Company or the Board of Directors.

 C.           Resignation.

Director may also resign as Chairman at any time upon written notice. In any of these events, Director shall also deliver his  resignation as director of the Company and shall be entitled to receive his accrued directors fees prorated through the date of his removal as Chairman.

SECTION VI

INDEMNIFICATION, LITIGATION

In addition to such bylaw provisions as may from time to time be in effect, the Company will execute with Director the current form of Indemnification Agreement granted to directors.  The foregoing indemnification shall continue to apply following termination of his positions for actions or omissions during his service as Chairman of the Board.

SECTION VII

ENTIRE AGREEMENTS

This Agreement contains the entire agreement between the Company and the Director with respect to the subject matter and supersedes any negotiations or prior understandings prior employment, or consulting agreements  or letters of understanding between the Company and Director. This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION VIII

GOVERNING LAW AND ARBITRATION

A.            This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware , without giving effect to the choice of law provisions thereof.

B.            Arbitration of the existence of Cause shall be subject to the following:

•                                            (i) Arbitration shall be conducted by a single arbitrator (the Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as provide herein, in Chicago, Illinois. The parties shall attempt to agree on the selection of the Arbitrator for the arbitration proceeding.  If the parties cannot reach such an agreement within three weeks from the filing of the initial arbitration demand, the Arbitrator shall be selected according to the Rules of the American Arbitration Association.

•                                            (ii)           The Arbitrator shall not be allowed to issue punitive, exemplary, or treble damages against any party, and the sole effect of the arbitration shall be whether or not the director stock options provided for under this Agreement may be exercised after termination of Director’s position as Chairman of the Board.

•                                            (iii)          Except as otherwise agreed to by the parties, the arbitration proceeding shall begin no later than thirty days after the filing of the initial arbitration demand. The arbitration proceedings shall be held from 10:00 a.m. to 3:00 p.m. on consecutive business days until the arbitration is completed. Each party shall be allowed four days to present its case in chief.  The time for the opposing party’s cross-examination of witnesses shall not be included as part of the time for the presentment of a party’s case-in-chief. The Arbitrator shall not be bound by any strict rules of evidence and may consider any evidence presented at the arbitration hearing as he deem appropriate. A court reporter shall attend and record all of the arbitration proceedings (including but not limited to the argument and rulings on discovery motions).

•                                            (iv)          Any documents or other information produced by a party or non-party in any arbitration proceeding hereunder shall be treated by the parties as confidential and shall be used solely for the purposes of such arbitration proceeding and for no other purpose.  The parties shall not provide any such confidential information to any person without the prior written consent of the producing party, except that the parties may provide such confidential information to any retained expert who, in advance of receiving any such confidential information, agrees in writing to keep such information confidential as set forth herein. The arbitration proceedings and the decision issued pursuant to such proceedings shall be confidential, except for such public disclosure as is required by the Company in accordance with law.

SECTION IX

NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission, to the following:

(a)           If to the Company, at:

Alternative Resources Corporation
600 Hart Road, Suite 300, Barrington,
Illinois 60010
Attention: Chief Executive Officer

or at such other address as may have been furnished to the Director by the Company in writing, or

(b)           If to the Director, at the address he has furnished to the Company in writing.

SECTION X

MISCELLANEOUS

A.            Multiple Counterparts

This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect.

B.            Severability

If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by an arbitrator or court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.  In addition, there will be automatically substituted herein for such severed phrase, clause or provision a phrase, clause or provision as similar as possible which is valid and enforceable.

C.            Headings

The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

D.            Construction

The Company and the Director acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties.   Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY                                                                                                     DIRECTOR

ALTERNATIVE RESOURCES CORPORATION

By:
Its:	Chief Executive Officer	Robert Stanojev